UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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Form 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 24, 2019

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Commission File Number 0-55077

Neutra Corp.

(Exact name of small business issuer as specified in its charter)

Nevada	27-4505461
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

54 Sugar Creek Center Blvd., Suite 200 Sugar Land, TX	77478
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 702-793-4121

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 24, 2019, our majority shareholder elected Gilbert Fung as a director of the Neutra Corp. (the “Company”, “we”, “us”). The reason for appointing Mr. Fung to the board of directors is because he is a successful business owner with substantial experience in customer relations. Mr. Fung is the owner of Fung’s Kitchen Catering and GSFung Wedding Rentals & Staffing and he has been in the catering industry for the past 8 years. Mr. Fung has organized banquets for large corporations such as China Airlines, Mitsubishi Corp Americas, Shell, Emerson Company, and Moet Hennessy. Mr. Fung’s notable dinner hosted the Queen of Thailand and the late President Bush Sr. Fung’s Kitchen has been voted Houston Press Best Chinese Restaurant since 2001, as well as Zagat rated Best Chinese. Mr. Fung’s responsibilities include overseeing the scope of the business, staffing, sales analysis, training, cost control, and inventory management. Mr. Fung is a Magna Cum Laude graduate of Conrad N. Hilton – University of Houston Hotel and Restaurant Management with a minor in Marketing & Wine. The Company is geared toward the Health and Wellness Industry, which is an extremely consumer-oriented market, therefore Mr. Fung’s experience will help guide us.

Effective April 24, 2019, our majority shareholder elected Cole Munger as a director of the Company. The reason for appointing Mr. Munger to the board of directors is because of his expertise in commercial real estate. After graduating from the University of Houston in 2010 with a BA in Marketing and International Business, he began his career in Commercial Real Estate specializing in Asset Management Dispositions, Acquisitions, Leasing, and Development of industrial logistics facilities as well as retail shopping centers. Recently reaching the 10-year milestone in the industry, Mr. Munger manages properties across the United States in excess of 12,000,000 square feet as the Real Estate Director for Aeroterm. Additionally, Mr. Munger is the Vice President of Dwelling Home Builders whom specializes in gentrification of Houston with new single-family residential developments. While the Company grows, the overall goal is to become vertically integrated, and Mr. Munger’s expertise will assist us finding the right locations and structure the right deals for the Company.

Effective April 24, 2019, our majority shareholder elected Daniel Chen as a director of the Company. Like Mr. Munger, Mr. Chen will add a lot of value to our Company due to his experience in commercial real estate. Mr. Chen is the CEO of Houston Design & Construction, which has been transforming the commercial design and construction landscape in and around Texas for the past 8 years. Before construction, Mr. Chen launched several business ventures ranging from automotive to photovoltaic. Additionally, Mr. Chen has consulted to several large companies including Fuji Films, Mission Foods, and Sasol on potential tax credit opportunities and tax structuring options. Mr. Chen can provide the Company with guidance to the buildout of our future facilities and assist us with becoming vertically integrated, which will give us greater quality control.

Effective April 24, 2019, our majority shareholder elected Amar Raval as a director of the Company. Mr. Raval is attorney at Berg Plummer Johnson & Raval, LLP, where he focuses on insurance bad faith claims, ERISA claims, business litigation, and personal injury litigation. Mr. Raval has achieved notable results in each of these areas, including nine trial verdicts, 4 published decisions by the Fifth Circuit Court of Appeals, and numerous high-dollar settlements. Mr. Raval is an active member of the South Asian Bar Association of Houston where he served as President, President-Elect, Treasurer, and Secretary. In 2017, he served on the National Convention Award Committee and the National Convention CLE Programming Committee. Mr. Raval is also a member of the Texas Bar College, Texas Trial Lawyers Association, Houston Trial Lawyers Association, American Bar Association, Houston Bar Association, and the State Bar of Texas Asian Pacific Interest Section. He is also a life fellow of the Texas Bar Foundation. Mr. Raval is a graduate of Loyola Law School and is licensed to practice in both Texas and California. He received his Bachelor of Science from Houston Baptist University in 2000. Before joining Berg Plummer Johnson & Raval, LLP in 2017, Mr. Raval was a partner at Plummer | Raval. Before that, Amar began his career in Houston with Plummer & Associates in 2004. Due to Mr. Raval’s significant experience in the personal injury industry, the Company is hiring him to the board of directors to help get the Company more involved in the industry. Since the Company’s health and wellness focus is on CBD, with CBD being used to help with pain management, we believe Mr. Raval can help our team better market to the personal injury sector.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Neutra Corp.

Date: April 29, 2019	By:	/s/ Sydney Jim
Sydney Jim
Chief Executive Officer